AMG PANTHEON CREDIT SOLUTIONS FUND

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, dated and effective as of [     ] (the “Agreement”), is between PANTHEON VENTURES (US) LP, a Delaware limited partnership (the “Investment Manager”), and AMG PANTHEON CREDIT SOLUTIONS FUND, a Delaware statutory trust (the “Fund”).

WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund proposes to (i) engage in business as a closed-end management investment company and (ii) be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Fund appoints the Investment Manager as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)

The Investment Manager agrees to furnish continuously an investment program for the Fund. In this regard the Investment Manager will (i) manage the investment and reinvestment of the Fund’s assets in compliance with the Fund’s investment program and policies as set forth in the Fund’s registration statement; (ii) provide research and analysis relative to the investment program and objectives of the Fund; (iii) determine (subject to the overall supervision and review of the Fund’s board of trustees (the “Board of Trustees” and each member of the Board of Trustees, a “Trustee”) what investments will be purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held in cash or cash equivalents; and (iv) continuously review, supervise, and administer the investment program of the Fund.

The Fund constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling, and redeeming its assets and placing orders for such purchases and sales.

The Fund may delegate to the Investment Manager, subject to revocation at the discretion of its Board of Trustees, the responsibility for voting proxies relating to the Fund’s portfolio holdings.

(b)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Trustees and in accordance with (i) the terms hereof; (ii) the Fund’s Agreement and Declaration of Trust; (iii) the investment objectives, policies, guidelines, and restrictions of the Fund set forth in the Fund’s current registration statement, (iv) the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state laws; (v) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided in writing, to the Investment Manager with reasonable notice prior to implementation; and (vi) any policies determined by the Fund’s Board of Trustees, all of (i)-(vi) hereof as from time to time in effect.

(c)

Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund (“Independent Trustees”) and, to the extent required by the Investment Company Act and the rules and regulations thereunder (subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff and any applicable exemptive orders), by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser, and no delegation will relieve the Investment Manager of any of its obligations under this Agreement. As used in this Section 2(c), the term “interested persons” has the meaning set forth in the Investment Company Act.

3.	Fees.

(a)

Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager compensation at an annual rate of 1.15%, accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the Fund’s average daily “Managed Assets.” “Managed Assets” means the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage and the aggregate liquidation preference of any outstanding preferred shares) as of each day. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager provided services to the Fund. Compensation will be paid to the Investment Manager before giving effect to any repurchase of any shares in the Fund effective as of that date. The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the

Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

(b)

Incentive Fee. The Investment Manager shall receive an incentive fee, if earned, (the “Incentive Fee”) calculated as set forth below. In the case of a liquidation of the Fund or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of the liquidation or termination.

The Incentive Fee is based on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each class of the Fund’s common shares (“Class”), and shall be determined and payable in arrears as of the end of each fiscal quarter beginning on and after the effective date of this Agreement. With respect to each Class, the Incentive Fee for each fiscal quarter will be calculated as follows:

(i) No incentive fee will be payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income attributable to the Class does not exceed a quarterly return of 1.50% per quarter based on the Class’s average daily net assets (calculated in accordance with GAAP) (the “Quarterly Return”).

(ii) All Pre-Incentive Fee Net Investment Income attributable to the Class (if any) that exceeds the Quarterly Return, but is less than or equal to 1.667% of the average daily net assets of that Class (calculated in accordance with GAAP) for the fiscal quarter will be payable to the Investment Manager.

(iii) For any fiscal quarter in which Pre-Incentive Fee Net Investment Income attributable to the Class exceeds 1.667% of the Class’s average daily net assets (calculated in accordance with GAAP), the Incentive Fee with respect to that Class shall equal 10% of Pre-Incentive Fee Net Investment Income attributable to the Class.

(iv) “Pre-Incentive Fee Net Investment Income,” with respect to each Class, is defined as the Class’s share of interest income (inclusive of accrued interest and other non-cash interest features, including original issue discount) (allocated based on the net asset value of the Class relative to the Fund as a whole), dividend income and any other income accrued during the fiscal quarter, minus (A) the Class’s allocable share of Fund operating expenses accrued during the fiscal quarter (including, without limitation, the Management Fee, but excluding the Incentive Fee) and (B) the distribution and/or shareholder servicing fees (if any) attributable to the Class accrued during the fiscal quarter.

4.	Expenses.

(a)

Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Investment Manager. The Investment Manager may from time to time agree not to impose all or a portion of its Management Fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Manager. Unless otherwise agreed, any Management Fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

(b)

The Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares, including (i) all expenses related to the investment program, which include (A) expenses borne (1) through the Fund’s investments in the underlying investment funds (“Investment Funds”) including, without limitation, any fees and expenses charged by the managers of the Investment Funds (such as management fees, performance, carried interests or incentive fees or allocations, monitoring fees, property management fees, and redemption or withdrawal fees), (2) through the Fund’s investments in other investment companies, and (3) through the Fund’s co-investments in portfolio companies; (B) all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments in Investment Funds, co-investments in portfolio companies and any other investments (whether or not consummated), and enforcing the Fund’s rights in respect of such investments; (C) transfer taxes and premiums; (D) taxes withheld on non-U.S. dividends or other non-U.S. source income; (E) professional fees (including, without limitation, the fees and expenses of consultants, attorneys, and experts of the Fund); and (F) if applicable, brokerage commissions, private placement fees, interest, and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; (ii) the Management Fee; (iii) any distribution, private placement or service fee paid pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act; (iv) all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and ongoing registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs, and the costs of compliance with any applicable federal or state laws; (v) risk management expenses; (vi) compensation of Independent Trustees; (vii) the costs and expenses of holding any meetings of the Board of Trustees or shareholders that are regularly scheduled, permitted, or required to be held under the terms of the Fund’s Agreement and Declaration of Trust, the Investment Company Act, or other applicable law; (viii) fees and disbursements of any attorneys, accountants, auditors, and other consultants and professionals engaged on behalf of the Fund or the Independent Trustees; (ix) the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, or the Trustees or the officers of the Fund; (x) recordkeeping, custody, and transfer agency fees and expenses; (xi) all costs and expenses of preparing, setting in type, printing, filing, and distributing reports and other communications to shareholders or potential shareholders; (xii) all expenses of computing net asset value, including any equipment or services obtained for the purpose of valuing the investment portfolio, including appraisal and valuation services provided by third parties; (xiii) fees of custodian, administrator, sub-administrator, and other service providers including transfer agents and depositaries; (xiv) any extraordinary expenses, including indemnification or litigation expenses; (xv) all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions; and (xvi) such other types of expenses as may be approved from time to time by the Board of Trustees.

Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement.

5.	Fund Transactions.

If applicable, the Investment Manager will place orders either directly with the issuer or with brokers, dealers or placement agents selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

6.	Other Activities and Investments.

(a)

The Investment Manager and its officers and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)

The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in Investment Funds or other types of investments that limit the amount of assets and the number of accounts that they will manage or where capacity or access to such investment opportunity is otherwise constrained, the Investment Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 6 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any Investment Funds or co-investments in portfolio companies for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)

It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer, or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

7.	Reports and Other Information.

(a)

The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser as the Fund may reasonably request.

(b)

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Manager may make and retain copies of such records. The Investment Manager further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

8.	Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Investment Manager, or reckless disregard of its obligations and duties hereunder, the Investment Manager shall not be subject to any liability to the Fund or to any investor of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, its affiliates, and any of their respective partners, members, directors, officers, employees, and investors (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs, and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its investors by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(b)

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement; provided, however, that (i) the Indemnitee shall provide security considered in the sole discretion of the Fund to be appropriate for such undertaking; (ii) the Fund shall be insured against losses arising from any such advance payments; or (iii) either a majority of the Independent Trustees that are not parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

9.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate, or represent the Fund.

10.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)

unless otherwise terminated, this Agreement shall continue in effect until [   ], and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)

this Agreement may at any time be terminated on sixty days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty. For purposes of this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

11.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

12.	Use of the Name “Pantheon.”

The Fund acknowledges that, as between the Fund and the Investment Manager, the Investment Manager owns and controls the term “Pantheon.” The Investment Manager grants to the Fund a royalty-free, non-exclusive license to use the name “Pantheon” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the name “Pantheon” in the name of the Fund or otherwise. The name “Pantheon” may be used or licensed by the Investment Manager in connection with any of its activities, or licensed by the Investment Manager to any other party.

13.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

14.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder, and the conflict of law principles of such State. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

15.	Severability.

If any provision of this Agreement shall be held invalid or made invalid by a court decision, statute, rule or otherwise the remainder of this Agreement shall not be affected thereby.

16.	Track Record.

Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

17.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

18.	Miscellaneous.

Where the effect of a requirement of the Investment Company Act or the Investment Advisers Act of 1940, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or statute.

19.	No Third Party Beneficiaries.

The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third party beneficiaries to this Agreement, express or implied.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PANTHEON VENTURES (US) LP

By:
Name:
Title:

AMG PANTHEON CREDIT SOLUTIONS FUND

By:
Name:
Title: